Exhibit 99.1

Riot Platforms Reports First Quarter 2026 Financial Results and Strategic Highlights

●    Quarterly revenue of $167.2 million, including $33.2 million in Data Center revenue

●    Announces AMD exercise of option for an additional 25 MW, bringing total contracted capacity to 50 MW of critical IT capacity

CASTLE ROCK, Colo., April 30th 2026 (GLOBE NEWSWIRE) -- Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot” or “the Company”), a Bitcoin-driven industry leader in the development of large-scale data centers and bitcoin mining applications, reported financial results for the three-month period ended March 31, 2026. The accompanying presentation materials are available on Riot’s website.

“The first quarter of 2026 marks a definitive inflection point for Riot, as we officially transitioned into an active, revenue-generating data center operator,” said Jason Les, CEO of Riot. “Our ongoing delivery of initial capacity to AMD, and their decision to already double their footprint with a 25 megawatt expansion, validates our ability to execute at institutional scale with the most demanding tenants. With 50 megawatts now firmly contracted with AMD, we are rapidly executing on the value creation opportunity presented by our significant, fully-approved power portfolio. We have the secured power, the in-house development expertise, and the significant financial resources required to capitalize on strong market demand with high-quality tenants in order to drive compounding shareholder value.”

First Quarter 2026 Financial and Operational Highlights

Key financial and operational highlights for the quarter include:

●	Total revenue of $167.2 million, as compared to $161.4 million for the same three-month period in 2025.
●	Produced 1,473 bitcoin, as compared to 1,530 during the same three-month period in 2025.
●	The average cost to mine bitcoin, excluding depreciation, was $44,629 in the quarter, as compared to $43,808 per bitcoin in the same three-month period in 2025. The increase was primarily driven by a 24% increase in the average global network hash rate as compared to the same period in 2025, partially offset by a 169% increase in power credits received in first quarter 2026 compared to power credits received in first quarter 2025.
●	Bitcoin Mining revenue of $111.9 million for the quarter, as compared to $142.9 million for the same three-month period in 2025, primarily driven by lower average bitcoin prices and an increase in global network hash rate, partially offset by an increase in Riot’s average operating hash rate.
●	The Company’s first quarter of Data Center revenue of $33.2 million. Data Center revenue was comprised of $0.9 million in operating lease revenue and $32.2 million in tenant fit-out services revenue.
●	Engineering revenue of $22.2 million for the quarter, as compared to $13.9 million for the same three-month period in 2025.
●	Maintained strong liquidity position with 15,679 bitcoin (of which 5,802 were held as collateral), equating to approximately $1.1 billion based on a market price for one bitcoin on March 31, 2026, of $68,222. The quarter ended with $282.5 million of cash on hand (of which $76.9 million is restricted).

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s most trusted platform for powering and building digital infrastructure.

Riot’s mission is to empower the future of digital infrastructure by positively impacting the sectors, networks, and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin-driven industry leader in the development of large-scale data centers and bitcoin mining applications. The Company’s vertically integrated strategy spans Bitcoin mining, engineering, and the development of large-scale data center projects designed to support the growing demand for high-density computing. Riot currently operates Bitcoin mining facilities in central Texas and Kentucky, with engineering and fabrication capabilities in Denver and Houston. The Company is now expanding into data center development, strengthening its position as a foundational builder in the digital economy.

For more information, visit www.riotplatforms.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” similar expressions and their negatives are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to: plans to develop data centers, projections, objectives, expectations, and intentions about future events, short-term and long-term business operations and objectives and financial needs; the Company’s data center lease at the Rockdale Site; forecasted demand for energy at the sites; the Company’s expansion plans at the site, the Company’s anticipated financing plan for the project, and the Company’s other plans, projections, objectives, expectations, and intentions more generally. These forward-looking statements are subject to a number of risks and uncertainties that may cause results, performance, or achievements to be materially different from those expressed or implied, including, without limitation: risks relating to the Company’s growth and developing the Company’s power capacity for data center purposes, including construction plans, delays, supply chain issues, permitting or regulatory hurdles, and unforeseen technical challenges; the anticipated demand for large data centers; changes in leasing arrangements; risks relating to the financing of new data centers; future economic conditions, performance, or outlooks; future political conditions; the outcome of contingencies; potential acquisitions or divestitures; our ability to maximize the value of our full power portfolio; the number and value of Bitcoin rewards and transaction fees we earn from our ongoing Bitcoin Mining operations; future self-mining hash rate capacity; expected cash flows or capital expenditures; our beliefs or expectations; activities, events or developments that we intend, expect, project, believe, or anticipate will or may occur in the future; unaudited estimates of bitcoin production; risks related to the success, schedule, cost and difficulty of integrating businesses we acquire; and our failure to realize anticipated efficiencies and strategic and financial benefits from our acquisitions. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward- looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

Additional Information and Communications

For important news and information regarding the Company, including presentations and other news and events, visit the Investor Relations section of the Company’s website, riotplatforms.com/overview, and the Company’s social media accounts, including on X and LinkedIn.

Contacts:

Investor Contact:

Joshua Kane

IR@Riotplatforms.com

Media Contact:

Becca Rincon

PR@Riotplatforms.com

Non-U.S. GAAP Measures of Financial Performance

In addition to financial measures presented under generally accepted accounting principles in the United States of America (“GAAP”), we consistently evaluate our use of and calculation of non-GAAP financial measures such as “Adjusted EBITDA.” EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a financial measure defined as EBITDA, adjusted to eliminate the effects of certain non-cash and/or non-recurring items that do not reflect our ongoing strategic business operations, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities fair value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items. We believe Adjusted EBITDA can be an important financial performance measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies from period-to-period by making such adjustments. Additionally, Adjusted EBITDA is used as a performance metric for share-based compensation.

Adjusted EBITDA is provided in addition to, and should not be considered a substitute for, or superior to, net income, the most comparable measure under GAAP to Adjusted EBITDA. Further, Adjusted EBITDA should not be considered as an alternative to revenue growth, net income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider this financial measure either in isolation or as a substitute for analyzing our results as reported under GAAP.

The following table reconciles Adjusted EBITDA to Net income (loss), the most comparable GAAP financial measure:

	Three Months Ended
	March 31,
	2026	2025
Net income (loss)	$(500,477)	$(296,367)
Interest income	(2,313)	(3,397)
Interest expense	2,618	2,308
Income tax expense (benefit)	291	437
Depreciation and amortization	97,734	77,926
EBITDA	(402,147)	(219,093)

Adjustments:
Stock-based compensation expense	39,166	29,576
Acquisition-related costs	—	76
Change in fair value of derivatives	51,852	(41,894)
Change in fair value of contingent consideration	—	(8,252)
Loss (gain) on equity method investment - marketable securities	—	63,238
Loss (gain) on sale of equipment	—	129
Other (income) expense	12	(93)
Amortization of license fee revenue	—	(24)
Adjusted EBITDA	$(311,117)	$(176,337)

The Company defines Cost to Mine as the cost to mine one Bitcoin, excluding Bitcoin miner depreciation, as calculated in the table below.

	Three Months Ended
	March 31,
	2026	2025
Cost of power for self-mining operations	$72,317	$61,830
Other direct cost of revenue for self-mining operations(1)(2), excluding bitcoin miner depreciation	14,445	12,988
Cost of revenue for self-mining operations, excluding bitcoin miner depreciation	86,762	74,818
Less: power curtailment credits(3)	(21,023)	(7,801)
Cost of revenue for self-mining operations, net of power curtailment credits, excluding bitcoin miner depreciation	65,739	67,017
Bitcoin miner depreciation(4)(5)	76,086	57,062
Cost of revenue for self-mining operations, net of power curtailment credits, including bitcoin miner depreciation	$141,825	$124,079

Quantity of bitcoin mined	1,473	1,530
Production value of one bitcoin mined(6)	$75,964	$93,385

Cost to mine one bitcoin, excluding bitcoin miner depreciation	$44,629	$43,808
Cost to mine one bitcoin, excluding bitcoin miner depreciation, as a % of production value of one bitcoin mined	58.8%	46.9%

Cost to mine one bitcoin, including bitcoin miner depreciation	$96,283	$81,109
Cost to mine one bitcoin, including bitcoin miner depreciation, as a % of production value of one bitcoin mined	126.7%	86.9%

(1)	Other direct cost of revenue includes compensation, insurance, repairs, and ground lease rent and related property tax.
(2)

During the three months ended March 31, 2026 and 2025, we paid cash of $23.5 million and $21.0 million, respectively, in total deposits and payments for the purchase of miners. Costs to finance the purchase of miners were zero in all periods presented as the miners were paid for with cash from the Company’s cash balance. The seller did not provide any financing nor did the Company borrow from a third-party to purchase the miners.

(3)

Power curtailment credits are credited against our power invoices as a result of temporarily pausing our operations to participate in ERCOT’s Demand Response Service Programs. Our fixed-price power purchase contracts enable us to strategically curtail our mining operations and participate in these programs, which significantly lower our cost to mine bitcoin. These credits are recognized in Power curtailment credits on our Condensed Consolidated Statements of Operations, outside of cost of revenue, but significantly reduce our overall cost to mine bitcoin.

(4)

We capitalize the acquisition cost of our miners and include these costs in Property and equipment, net on our Condensed Consolidated Balance Sheets. The miners are depreciated over an estimated useful life of three years, during which time, they are expected to contribute to the generation of bitcoin revenue. We do not consider depreciation expense in determining whether it is economical to operate our miners because depreciation is a non-cash expense and is not a variable operating cost that can be avoided even if we curtail operations temporarily. Depreciation expense incurred is disclosed for each respective period in the table above.

(5)	The following table presents the future depreciation expense of all of our bitcoin miners:

Remainder of 2026	$197,735
2027	216,084
2028	94,489
2029	13,865
Total	$522,173

(6)	Computed as revenue recognized from bitcoin mined divided by the quantity of bitcoin mined during the same period.